UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Genuine Parts Company
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The Company is communicating the information below to its shareholders commencing March 15, 2016.

March 15, 2016

Dear GPC Shareholder:

I am writing to you on behalf of the Board of Directors to request that you vote “FOR” the election of Mr. Gary Rollins as a director of Genuine Parts Company, along with all other director-nominees named in the Company’s 2016 Proxy Statement.

Again this year, Institutional Shareholder Services (“ISS”) recommended that shareholders withhold their vote with respect to Mr. Rollins due to over-boarding, as determined by a policy revision adopted by ISS in 2013. As discussed in the Company’s current proxy statement, Mr. Rollins serves, and has served during his entire tenure as a director of the Company, as CEO of Rollins, Inc. and on the boards of two related, closely held companies -- RPC, Inc. and Marine Products Corporation. Although we understand the ISS policy, we believe that Mr. Rollins has amply demonstrated his ability to manage his corporate and board obligations and merits an exemption from application of the ISS policy. We ask that you consider the following:

●	Mr. Rollins has been an exemplary Director throughout his tenure, with perfect attendance and excellent participation at board and committee meetings since the beginning of his directorship in 2005.
●	Mr. Rollins serves on our Compensation, Nominating, and Governance committee and as our Lead Independent Director.
●	Mr. Rollins’ service as CEO of Rollins Inc. and as a director of Rollins, Inc., RPC Inc., and Marine Products Corporation predate the revised ISS overboarding policy by eight years and have remained unchanged throughout his tenure.
●	Mr. Rollins’ situation is truly unique due to the interrelated nature of Rollins, RPC, and Marine Products:
¡	The three companies were at one time one company—Rollins, Inc.
¡	The three companies are considered “controlled companies” by NYSE rules.
¡	The three companies are majority owned by Mr. Rollins and his brother.
¡	The board and committee meetings for all three companies are held at the same location on the same day, with no travel required, thereby facilitating Mr. Rollins’ ability to meet his commitments to each company.
●	Despite ISS’s “Withhold” recommendation last year, Mr. Rollins received 76% “For” votes, and in 2014 he received 65%—well over the 50% threshold required.
●	Prior to ISS’s 2013 policy change, Mr. Rollins received the support of ISS and consistently garnered “For” votes in the high 90th percentile.

Please refer to the 2016 Proxy Statement previously sent to you (also available at http://proxydocs.com/gpc) for instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

For the reasons set forth above, the Board strongly recommends a vote FOR the election of Mr. Rollins, along with all other director-nominees named in the Company’s 2016 Proxy Statement.

Sincerely yours,

Tom Gallagher
Chairman and Chief Executive Officer